Exhibit 99.1

FOR IMMEDIATE RELEASE

NavSight Holdings, Inc. Closes

$230,000,000 Initial Public Offering

New York, NY, September 14, 2020 — NavSight Holdings, Inc. (the “Company”) announced today that it closed its initial public offering in which it raised $230,000,000.

NavSight Holdings, Inc. intends to focus its search on identifying a prospective target business that provides expertise and technology to U.S. government customers in support of their national security, intelligence and defense missions.

The Company sold 23,000,000 units at a price of $10.00 per unit, which includes 3,000,000 million units issued pursuant to the underwriter’s exercise of its over-allotment option in full, resulting in gross proceeds of $230,000,000.  Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $230,000,000 (or $10.00 per unit sold in the public offering) was placed in trust.

The Company’s units began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “NSH.U” on September 10, 2020.  Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share.  Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NYSE under the symbols “NSH” and “NSH WS,” respectively.

Credit Suisse Securities (USA) LLC served as the underwriter for the offering.

Venable LLP acted as counsel to the Company and Shearman & Sterling LLP acted as counsel to the underwriters.

The offering was made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com.

A registration statement relating to the securities has been declared effective by the SEC on September 10, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NavSight Holdings, Inc.

NavSight Holdings, Inc. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, it intends to focus its search on identifying a prospective target business that provides expertise and technology to U.S. government customers in support of their national security, intelligence and defense missions.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Jack Pearlstein
jack@navsight.com